Exhibit 99.1

InterCloud Systems Receives Letter from NASDAQ

SHREWSBURY, N.J., April 22, 2016 (GLOBE NEWSWIRE) -- InterCloud Systems, Inc. (the “Company”) (NASDAQ:ICLD), a leading provider of cloud networking orchestration and automation solutions and services, today announced that, on April 18, 2016, it received a written notice from the Listing Qualifications Department of the Nasdaq Stock Market ("Nasdaq") indicating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) for continued listing because it had not yet filed its Annual Report on Form 10-K for the period ended December 31, 2015 (the “2015 10-K”).

As previously disclosed in the Company’s Notification of Late Filing on Form 12b-25, filed with the Securities and Exchange Commission on March 30, 2016, during the fourth quarter of 2015 and the first quarter of 2016, the Company entered into numerous financings and effected the disposition of a subsidiary. The Company expects to complete its review process and file the 2015 10-K in advance of the due date, or June 17, 2016, in order to regain compliance with Nasdaq Listing Rule 5250(c)(1).

About InterCloud Systems, Inc.

InterCloud Systems, Inc. is a cloud computing company which provides end-to-end information technology (IT) and next-generation network solutions including Software Defined Networking (SDN) and Network Function Virtualization (NFV) orchestration to the telecommunications service provider (carrier) and corporate enterprise markets through cloud solutions and professional services.  Additional information regarding InterCloud may be found on InterCloud's website at www.intercloudsys.com.

Forward Looking Statements

Statements in this press release regarding InterCloud that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not directly or exclusively relate to historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology. These include, but are not limited to, statements regarding the estimated timing for the filing of the 2015 10-K and the Company’s plans for regaining compliance with the Nasdaq Listing Rules. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not be achieved. Forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to known and unknown risks, uncertainties and other factors outside of our control that could cause our actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.

CONTACT:

Investor Relations
InterCloud Systems, Inc.
561.988.1988